Exhibit 99.1

For Immediate Release

         eLEC Communications Signs Agreements to Divest CLEC Operations and Authorizes Name Change to Pervasip Corp.

       Company to Focus Exclusively on Delivery of Integrated IP Services

WHITE PLAINS, N.Y., December 18, 2006 - eLEC Communications Corp. (OTCBB:ELEC) announced that it has entered into definitive purchase agreements to sell its two Competitive Local Exchange Carriers ("CLECs"), New Rochelle Telephone Corp. and Telecarrier Services, Inc. The planned sales of the CLECs, which are subject to the receipt of required regulatory approvals and other closing conditions, are another step in the Company's previously announced change of strategy to focus exclusively on the delivery of integrated Internet protocol (IP) services. In conjunction with the Company's IP focus, the Company's board of directors has approved a name change of the Company to Pervasip Corp.

In lieu of a cash purchase price, the buyer is assuming agreed upon negative working capital balances of the CLECs and will retire $1.3 million in debt that the Company owes to Laurus Master Fund, Ltd. The Company anticipates the closing will take place in March 2007.

"We look forward to completing our transition to an IP services company. In the IP world, we are a carrier's carrier, and we have been attracting significant new wholesale customers, such as Allegiance Communications, that we announced last week," said Paul Riss, the Company's CEO. "Our new name reflects our total focus on IP, which is unquestionably emerging as the universal network platform for voice, data and video services. We believe our VoIP technology is second to none in the industry, and we are seeing increasing growth of our private-labeled broadband phone services through our 50-plus reselling partners. Additionally, we believe our low customer acquisition cost makes the long-term economic model of our business very compelling. We look forward to focusing all of our energy and resources on becoming a leader in this space."

The Company will be "doing business" under the name Pervasip until the corporate name change is approved by a vote of the shareholders on March 8, 2007. The Company's stock symbol will remain "ELEC" until the name change has been completed.

About The Company

The Company, headquartered in White Plains, N.Y., is taking advantage of the convergence of the technological and regulatory developments in the Internet and telecommunications markets. Pervasip provides an integrated suite of IP-based communications services and, through its wholly owned subsidiary VoX Communications, offers wholesale broadband voice, origination and termination services for cable operators, carriers, ISPs, CLECs, resellers and other wireless and wireline operators, as well as enhanced VoIP telephone service to the small business and residential marketplace.

For more information, visit www.voxcorp.net and www.pervasip.com.
                            ---------------     ----------------

This press release contains statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                                      # # #

For more information, please contact:

Kim Martin
Pervasip
813-217-9777
kmartin@voxcorp.net
-------------------

John Nesbett
Institutional Marketing Services, Inc.
212-668-0813
jnesbett@institutionalms.com
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